

American (b. 1946 - d. 1999)

Martin Wong

INVEST NOW

16% Progress



The Painting

We aim to capitalize on Wong's record-setting year at auction in 2024 with this unique homage to the motif of Saint John the Baptist, popular among Old Master painters.

Initial Offering Price	$389,000
Offering Circular	sec.gov
Deal Sheet	Download

Wong's Un

This work sta
Compare it t
where Wong



Our

Fundamentals

Market Momentum: Over the past decade, Martin Wong's auction market has recently started expanding. In 2024 he achieved record turnover ($4.4M) and a new top price ($1.67M).

Institutional Support: Wong is supported by institutional shows and collections, with placements in the MoMA, the Whitney, and the Guggenheim, among others. His own collection of work is also notable, and has been displayed in New York museums.

International Museum Attention: Wong just wrapped a major museum tour of institutions in European cities including London, Berlin, and Amsterdam, signaling growing interest in his work overseas.

Positive Appraisals: Two of our three eligible Wong paintings have been appraised up in value, and are currently valued above their initial offering size.

Attractive Sale on Comparable Work: In 2020, when Wong's market had just entered its current active phase, a comparable painting sold for $635,325 at auction, presenting a compelling appreciation potential for our $389k offering size.

Major Art Historical Motif: This painting features a reference to Saint John the Baptist, a motif popular with Old Master painters including Caravaggio. In painting this subject, Martin Wong inserts himself into this art historical tradition

The Artist

Martin Wong (b. 1946, Oregon - d. 1999, California) was a queer Chinese American artist best known for his intricate paintings of urban environments featuring Chinatown stereotypes, linguistic elements, and homoerotic themes. In 1978, Wong moved to New York, where he joined the Lower East Side arts scene and befriended many artists, including Kiki Smith and David Wojnarowicz.

Emerging

Artist Risk Classification


Mature
Speculative
Established
Emerging

Artist Risk Profile

This artist is Emerging based on scoring in Masterworks internal Artist Market Rating Profiles.

Important Collectors and Museums

Art Institute of Chicago
Chicago, IL



Benny Blanco
Musician

Brooklyn Museum
New York, NY



François Pinault
Businessman

Tate Modern
London, England

Financials

Price Appreciation of Similar Works

19.6%


$800k
$600k
$400k
$200k
$0
2012
2014
2016
2018
2020
2022
2024

Similar Sales

Painting	Year	Dimensions	Sale Date	Sale Price
Untitled (John the Baptist)	1992	26 × 35 in	8/12/2025	$389,000
El Caribe	1988	40 × 45 in	11/19/2024	$400,050
Cupcake And Paco, Corot	1988	18 × 24 in	12/13/2022	$201,600
The Babysitter	1988	32 × 35 in	11/17/2022	$327,600
Sunset Park Panoramic	1985	18 × 48 in	5/19/2022	$756,000
Untitled (Antonio Home)	1985	18 × 24 in	12/7/2020	$138,600
Untitled (Statue Of Liberty)	1990	24 × 36 in	7/9/2020	$635,325
Puerto Rican Day Parade (1998)	1998	30 × 24 in	7/16/2019	$75,000
The Flood	1984	36 × 48 in	11/15/2017	$162,500
Inri (from Wong's Prison Series)	1984	36 × 36 in	2/8/2013	$57,000

MARTIN WONG

b. 1946 – d. 1999, UNITED STATES



$389,000

INITIAL OFFERING

19.6%

ANNUAL APPRECIATION OF SIMILAR WORKS [1,2]

29.8%

RECORD PRICE GROWTH[3]

Oil on canvas | 36 × 35 in.

Martin Wong was a queer Chinese American artist best known for his intricate paintings of urban environments featuring Chinatown stereotypes, linguistic elements, and homoerotic themes.

The Artwork is a unique example of Martin Wong's Chinatown paintings from the 1980s, which explore his relationship to New York as a Chinese American artist. The Artwork stands apart from Martin Wong's other Chinatown paintings for its direct art historical reference to another painting. The background of the composition features a direct reference to Andrea Solario's masterpiece Salome with the Head of Saint John the Baptist, c. 1507-9, in the permanent collection of the Metropolitan Museum of Art. Martin Wong would have likely seen this work on display while working at the Metropolitan Museum of Art's gift shop. The biblical story of Salome and the head of Saint John the Baptist is a popular subject in western art history and has been interpreted by famous artists like Caravaggio and Artemisia Gentileschi. In painting this subject, Martin Wong inserts himself into this art historical tradition, infusing it with his own contemporary, Chinese-American style. Although the subject of the portrait is unknown, Martin Wong painted Chinese women he respected in his life in similar traditional Chinese cheongsam dresses, including his mother Florence and his aunt Nora. The Artwork is a portrait of a young Asian woman in a traditional Chinese cheongsam dress. She poses in front of an ornately framed interpretation of Andrea Solario's Salome with the Head of Saint John the Baptist, c. 1507-9, pictured in a predominantly white, almost cloud-like style. Auction records for artworks similar in scale, style, and period are led by Sunset Park Panoramic (1985), which sold for $756,000 at Sotheby's New York on May 20, 2022, followed by Statue of Liberty (1990), which sold for $635,424 (HKD 4,925,000) at Christie's Hong Kong on July 10, 2020, and El Caribe (1988), which sold for $400,050 at Phillips New York on November 20, 2024 to Masterworks 460 LLC.

The estate of Martin Wong is represented by PPOW Gallery in New York, which has championed his artwork since the early 1990s. In 2015, a pivotal Bronx Museum retrospective, Martin Wong: Human Instamatic, reintroduced the artist to an art world finally ready to accept him. In 2022, the KW Institute for Contemporary Art in Berlin organized the first European retrospective on Martin Wong, Martin Wong: Malicious Mischief, which traveled to the Museo Centro de Arte Dos de Mayo in Madrid, the Camden Art Centre in London, and the Stedelijk Museum in Amsterdam. His paintings are now represented in prestigious public collections, including the Whitney Museum of American Art in New York, the Museum of Modern Art in New York, the Metropolitan Museum of Art in New York, the San Francisco Museum of Modern Art, the Art Institute of Chicago, the Berkeley Art Museum and Pacific Film Archive, and the Cleveland Museum of Art, among many others. Wong's recent institutional success has also been reflected in his commercial desirability. The artist's auction market is characterized by a low level of auction volume based on $4.4 million in total sales over the previous year ending on December 31, 2024, based on publicly available auction records as tracked by third-party data sources. The artist's auction records are led by Portrait of Mikey Piñero at Ridge Street and Stanton (1985), which sold for $1,623,000 at Christie's New York on May 14, 2024, followed by Quong Yuen Shing & Co. (1992), which sold for $1,260,375 at Bonhams New York on May 19, 2022, and Persuit (El Que Gane Pierde - He Who Wins Looses) (1984), which sold for $1,100,000 at Hindman Auctions Chicago on September 28, 2021.

THE ARTIST'S AUCTION MARKET IS CHARACTERIZED BY A LOW LEVEL OF AUCTION VOLUME BASED ON $4.4 MILLION IN TOTAL SALES OVER THE PREVIOUS YEAR ENDING ON DECEMBER 31, 2024, BASED ON PUBLICLY AVAILABLE AUCTION RECORDS AS TRACKED BY THIRD-PARTY DATA SOURCES. THE ARTIST'S AUCTION RECORDS ARE LED BY PORTRAIT OF MIKEY PIÑERO AT RIDGE STREET AND STANTON (1985), WHICH SOLD FOR $1,623,000 AT CHRISTIE'S NEW YORK ON MAY 14, 2024, FOLLOWED BY QUONG YUEN SHING & CO. (1992), WHICH SOLD FOR $1,260,375 AT BONHAMS NEW YORK ON MAY 19, 2022, AND PERSUIT (EL QUE GANE PIERDE - HE WHO WINS LOOSES) (1984), WHICH SOLD FOR $1,100,000 AT HINDMAN AUCTIONS CHICAGO ON SEPTEMBER 28, 2021.

AUCTION RESULTS FOR SIMILAR WORKS [1,2]


756000
635325
400050
327600
201600
162500
138600
72000
57000
1/1/2014
1/1/2016
1/1/2018
1/1/2020
1/1/2022
1/1/2024
Implied Historical Growth

Martin Wong (b. 1946, Portland, Oregon, d. 1999, San Francisco, California) was a queer Chinese American artist best known for his intricate paintings of urban environments featuring Chinatown stereotypes, linguistic elements, and homoerotic themes. Raised by Chinese American parents, his father also of Mexican descent, Wong referred to himself as "Chino-Latino." He grew up in San Francisco and moved to Eureka, California, in 1964 to pursue his Bachelor of Fine Arts in ceramics at Humboldt State University. Just two years after graduating, his skilled work as a ceramicist won him a prestigious solo exhibition at the de Young Museum in San Francisco in 1970. However, he swiftly abandoned ceramics after the museum refused to let him use glitter. Re-focusing his practice on painting, he turned to art history books for guidance, drawing inspiration from Asian decorative objects and modern painting. He dubbed his fifteen-year period in Eureka his "Eureka Years," a play on words in reference to the liberating self-discovery he achieved. He worked as a street portraitist under the pseudonym "Human Instamatic" and traveled around the world painting posters and sets as a member of the psychedelic, queer theater troupe the Angels of Light. In 1978, Wong moved to New York City, where he joined the Lower East Side arts scene and befriended many artists, including Kiki Smith and David Wojnarowicz. He became an iconic figure in the downtown community, instantly recognizable by his Fu Manchu mustache and decorated cowboy hat as documented in his 1993 self-portrait. Wong's paintings in the 1980s can be characterized by their investigations into the perspective and texture of New York's urban landscape with particular interests in buildings' verticality, brickwork, and jail cells. His paintings are layered with reflections on his identity as an openly gay man during the AIDS crisis and a Chinese American living in a predominantly Puerto Rican neighborhood. Although he exhibited his paintings regularly at the prominent downtown galleries EXIT ART, Semaphore, and PPOW Gallery, Wong did not achieve widespread commercial success during his lifetime. Instead, he supported himself by working at the Metropolitan Museum of Art's gift shop. In 1982, the artist met and fell in love with the poet Miguel Piñero, and the two collaborated on a series of paintings, including Attorney Street (Handball Court With Autobiographical Poem by Piñero) (1982–84). He also grew close to many graffiti artists like Keith Haring and accumulated an impressive collection of 300 works, which he donated to the Museum of the City of New York in 1993. Wong returned to San Francisco in 1994 and passed away on August 12, 1999, of complications from AIDS.


THUD
MARTIN WONG
HEARING IMPAIRED
EL SONAMBULO
Fishing for Boys



MARTIN WONG



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Martin Wong with the following criteria: Works on canvas created since 1980 that measure between 17 inches by 17 inches and 50 inches by 50 inches, excluding works without any figuration. The data was sourced from the Masterworks public sale database based on publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Martin Wong have a record price compound annual growth rate ("CAGR") of 29.8% from February 20, 2001 to December 31, 2024. This calculation is based on (i) a record price of $2,600 on February 20, 2001, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,327,500, the most recent record price as of December 31, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

The information contained on the Masterworks website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

Investment overviews on the Masterworks website contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more detailed discussions contained in the respective Offering Circular filed with sec or other offering materials relating to such investment opportunity.

An indication of interest involves no obligation or commitment of any kind by either party. By using this website, you accept the Masterworks Terms of Use (which require that disputes be resolved through binding arbitration) and Privacy Policy. Any person interested in investing in any Masterworks offering should review our disclosures and the most recent publicly filed offering statement relating to that offering, a copy of which will be available on this website (www.masterworks.com), or as available on the sec's edgar website.

Masterworks is not registered, licensed, or supervised as a broker dealer by the sec, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority.

Masterworks does not offer refunds after an investment has been made. Please review the relevant offering materials and subscription documentation before making an investment decision. For additional important information, see "Important Disclosures".

Masterworks, LLC is located at 225 Liberty Street, 29th Floor, New York NY, 10281.